UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RedEnvelope, Inc.

(Name of Registrant as Specified In Its Charter)

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     The following press release was issued by RedEnvelope, Inc. on August 20, 2004 and may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission issued thereunder:

MEDIA CONTACT:
Susan Hook
RedEnvelope
(415) 371-9100 x 293

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
(415) 439-4500

FOR IMMEDIATE RELEASE

     San Francisco, CA (August 20, 2004) — RedEnvelope, Inc. (Nasdaq: REDE), the premier multi-channel gift retailer, today further commented on the report issued by Institutional Shareholder Services (ISS), a proxy advisory firm. In light of what RedEnvelope believes to be confusion surrounding the report’s recommendations and the specific mechanics for effecting those recommendations, and in light of what RedEnvelope believes to be an incomplete explanation made by the Galloway Group regarding the ISS report, RedEnvelope desires to clarify its view of the ISS recommendations and confirm RedEnvelope’s recommendation to its stockholders.

     The ISS report states that “[ISS does] not believe replacing the board is appropriate at RedEnvelope” and concludes that “[ISS] believe[s] the best solution for shareholders is to increase the size of the board to eight members comprised of the six management nominees and two dissident nominees.” ISS recommended using the blue card (not the white card) to WITHHOLD votes for six dissident nominees, including Scott Galloway, to vote FOR an increase to the size of the board to eight, to vote FOR two of the dissident nominees and to vote FOR ratification of the Company’s independent registered public accounting firm. What RedEnvelope would like to make clear is that by voting in precise accordance with ISS instructions, a stockholder would not be casting votes for the six management nominees and, with respect to the election of directors, would only be casting votes for the two selected dissident nominees.

     While the Company concurs with ISS’s conclusion that the Board of RedEnvelope could benefit by complementing the six existing management nominee directors with additional qualified individuals, it believes that the best way to accomplish that result would be through the RedEnvelope Board’s nominating committee process rather than by adding two dissident nominees that the Board and the nominating committee have not fully evaluated and qualified.

     RedEnvelope, therefore, strongly encourages stockholders to return the WHITE proxy card to vote FOR each of the six management nominees, vote AGAINST the Galloway Group’s proposal to increase the size of the board to eight and vote FOR ratification of the Company’s independent registered public accounting firm.

     RedEnvelope, Inc. is a multi-channel retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website.